EXHIBIT 99
Wireless Ronin Reports 2007 First Quarter Results
     2007 first quarter highlights include:
*	Ends quarter with signed purchase orders and agreements for 2007 installations totaling approximately $14.5 million

*	More than $1.0 million in deferred revenue

*	Expands Network Operations Center (NOC)

*	Gross margin of 47 percent

*	Installs first digital menu board in quick serve restaurant chain

*	Raises 2007 sales guidance range
MINNEAPOLIS, May 11, 2007 (PRIME NEWSWIRE) — Wireless Ronin Technologies, Inc. (Nasdaq:RNIN), a Minneapolis-based digital signage solutions provider, today announced its 2007 first quarter financial results. The company reported sales of $0.2 million in the first quarter of 2007, compared to sales of $0.6 million in the same period of 2006 and sales of $1.2 million in the prior quarter.
The company also reported a first quarter net loss of $3.1 million, or $0.31 per basic and diluted share. This compares to a net loss of $1.9 million, or $2.46 per basic and diluted share, in the first quarter of 2006, and a net loss of $8.5 million, or $2.33 per basic and diluted share, in the prior quarter. The net loss in the fourth quarter of 2006 included interest expense and loss on debt modification of $7.2 million for retirement of the company’s debt.
Jeffrey Mack, Wireless Ronin Technologies, Inc. chairman, president and chief executive officer, said: “In the first quarter, we achieved a significant milestone. At the end of the first quarter, we had executed purchase orders and agreements for approximately $14.5 million in planned installations, achieving our goal to have total purchase orders and agreements in-house near or exceeding the low end of the annual sales guidance we provided on our last quarterly earnings call. We were also very pleased with the continued demand for RoninCast over the period. When you combine first quarter sales, more than $1 million in deferred revenue and the significant portion of that which we subsequently collected in the second quarter, we are confident in the solid platform that is being built for 2007. We also significantly expanded our Network Operations Center based on customer demand for our hosted solution, indicating growth in our recurring revenue streams.”
Operations Detail
In the first quarter of 2007, gross margin averaged 47 percent, compared to a gross margin of 62 percent in the first quarter of 2006. Last year’s gross margin included a one-time license fee from a discontinued relationship.
Deferred revenue at March 31, 2007 totaled in excess of $1.0 million, compared to $0.2 million at the end of 2006. Deferred revenue largely represents billings on advanced payments for installations that have been contracted, but will be completed in a future period.
Operating expenses for the first quarter of 2007 totaled $3.3 million, an increase from $1.7 million in the first quarter of 2006 and $1.8 million in the fourth quarter of 2006. The sequential and yearly increases are primarily attributable to higher general and administrative expenses, and sales and marketing expenses.

General and administrative expenses in the first quarter of 2007 totaled $1.8 million, compared to $1.0 million during the same period last year, and $1.1 million in the fourth quarter of 2006. Included in the first quarter operating expenses was a one-time charge of $654,000 for the termination of the gaming license. The sequential and year-over-year increase reflects higher staffing levels which were projected to meet the increase in customer demand. Increased expenses also resulted from higher professional services fees, primarily attributed to being a public company. FAS123R expense recorded in the first quarter of 2007 was $0.6 million versus $0.4 million in the first quarter of 2006. Net of the one-time charge for the termination of the gaming license in first quarter of 2007 and FAS123R-related expenses, operating expenses were approximately $2.0 million during the first quarter of 2007, compared to $1.3 million during the first quarter of 2006.
Sales and marketing expense totaled $0.6 million in the first quarter of 2007, compared to $0.4 million in both the first and fourth quarters of 2006. The sequential and year-over-year increases in sales and marketing expense resulted from tradeshows and new business activities.
Cash and marketable securities at March 31, 2007 were approximately $13.2 million compared to $15.5 million at the end of 2006. The change reflected continued investments made to meet customer demands during the first quarter. Due to the company’s loss carryforward, it does not currently pay income taxes.
Full Year 2007 Guidance and Business Outlook
The company is raising its full year 2007 sales guidance range to $18 million to $21 million and continues to target its gross margin at 40% or higher. The prior sales revenue guidance was $15 million to $20 million.
“Based on the activity we saw during the first quarter, we are confident in raising our sales guidance range for 2007,” continued Mack. “In the first quarter we saw a significant increase in demand for our RoninCast technology. We have experienced a continued increase in our sales pipeline as customer adoption for digital signage continues to increase. Our strategic relationship with Richardson Electronics has provided a number of new opportunities, most notably with a large global information company for the worldwide rollout of their new technology platform. Based on increased customer interest in our hosted model, we also anticipate increased recurring revenue. We are excited about the opportunities in 2007, as we anticipate continued growth in market share and benefiting from the long-term acceptance of digital signage, while continuing to build a highly leverageable operational platform,” Mack concluded.
A conference call to review the first quarter results is scheduled for today at 9:00 a.m. (EDT). A live Webcast of Wireless Ronin’s earnings conference call can be accessed on the Investor section of its corporate Web site at www.wirelessronin.com. Alternatively, a live broadcast of the call may be heard by dialing (888) 633-9563 inside the United States or Canada, or by calling (706) 679-6372 from international locations. An operator will direct you to the Wireless Ronin conference call. A Webcast replay of the call will be archived on Wireless Ronin’s corporate Web site. An archive of the call is also accessible via telephone by dialing (800) 642-1687 domestically and (706) 645-9291 internationally with pass code 8437091. The conference call archive will be available through May 25, 2007.
About Wireless Ronin Technologies, Inc.
Wireless Ronin Technologies (www.wirelessronin.com) is the developer of RoninCast, a complete software solution designed to address the evolving digital signage marketplace. RoninCast provides clients with the ability to manage a digital signage network from one central location. The software suite allows for customized distribution with network management, playlist creation and scheduling, and database integration. An array of services is offered by Wireless Ronin to support RoninCast including consulting, creative development, project management, installation, and training. The company’s common stock is traded on the NASDAQ Capital Market under the symbol “RNIN”.
The Wireless Ronin Technologies, Inc. logo is available at
http://www.primenewswire.com/newsroom/prs/?pkgid=3208
This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release refer to our anticipated revenue, our targeted profitability and other matters. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: our estimates of future expenses, revenue and profitability; trends affecting our financial condition and results of operations; our ability to obtain customer orders; the availability and terms of additional capital; our ability to develop new products; our dependence on key suppliers, manufacturers and strategic partners; industry trends and the competitive environment; and the impact of losing one or more senior executives or failing to attract additional key personnel. These and other risk factors are discussed in detail in the Company’s Current Report on Form 10-KSB filed with the Securities and Exchange Commission, on March 28, 2007.
WIRELESS RONIN(R) TECHNOLOGIES, INC.
BALANCE SHEETS -
March 31, 2007 (UNAUDITED) and DECEMBER 31, 2006 (AUDITED)
ASSETS

	March 31	December 31
CURRENT ASSETS
Cash and cash equivalents	$4,466,159	$8,273,388
Marketable securities — held to maturity	8,720,483	7,193,511
Accounts receivable, net	1,130,250	1,128,730
Inventories	324,423	255,850
Prepaid expenses and other current assets	133,084	148,024

Total current assets	14,774,399	16,999,503
PROPERTY AND EQUIPMENT, net	608,888	523,838
OTHER ASSETS	20,086	22,586

TOTAL ASSETS	$15,403,373	$17,545,927

LIABILITIES AND SHAREHOLDERS’ EQUITY

	March 31	December 31
CURRENT LIABILITIES
Current maturities of long-term obligations	$105,405	$106,311
Accounts payable	611,447	948,808
Deferred revenue	1,032,181	202,871
Accrued liabilities	179,121	394,697

Total current liabilities	1,928,154	1,652,687
LONG-TERM LIABILITIES
Notes payable, less current maturities	132,447	155,456

Total liabilities	2,060,601	1,808,143

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Capital stock, $0.01 par value, 66,666,666 shares authorized	—	—
Preferred stock, 16,666,666 shares authorized, no shares issued and outstanding at March 31, 2007 and December 31, 2006	—	—
Common stock, 50,000,000 shares authorized; 9,835,621, and 9,825,621 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	98,356	98,256
Additional paid-in capital	49,384,455	49,056,509
Accumulated deficit	(36,184,304)	(33,433,713)
Accumulated other comprehensive income	44,265	16,732

Total shareholders’ equity	13,342,772	15,737,784

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$15,403,373	$17,545,927

WIRELESS RONIN(R) TECHNOLOGIES, INC.
STATEMENT OF OPERATIONS — THREE MONTHS ENDED MARCH 31, 2007 AND 2006
(UNAUDITED)

	Three Months Ended
	2007	2006
Sales
Hardware	$36,105	$297,847
Software	62,742	264,010
Services and other	97,589	39,709

Total sales	196,436	601,566
Cost of sales
Hardware	50,129	207,209
Software	—	—
Services and other	53,134	19,981

Total cost of sales	103,263	227,190

Gross profit (loss)	93,173	374,376
Operating expenses:
Sales and marketing expenses	624,649	430,904
Research and development expenses	249,431	233,605
General and administrative expenses	1,756,589	992,310
Termination of partnership agreement	653,995	—

Total operating expenses	3,284,664	1,656,819

Operating loss	(3,191,491)	(1,282,443)
Other income (expenses):
Interest expense	(10,881)	(479,083)
Loss on debt modification	—	(171,954)
Interest income	153,298	204
Other	(1,491)	633

	140,926	(650,200)

Net loss	$(3,050,565)	$(1,932,643)

Basic and diluted loss per common share	$(0.31)	$(2.46)

Weighted average basic and diluted shares outstanding	9,832,288	784,130

Non-GAAP Reconciliations
Operating Expenses
Reconciliation Table

($ 000)

	Three Months Ended
	3/31/2007	3/31/2006
Total Operating Expenses	$3,284,664	$1,656,819
Adjustments:
Termination partnership agreement	$653,995	—
FAS 123R-related expense	$596,020	$373,568

Adjusted Operating Expenses	$2,034,649	$1,283,251

CONTACT:	Wireless Ronin Technologies, Inc.
Investors:
John Witham, CFO
(952) 224-8114
jwitham@wirelessronin.com
Media:
Holly Heitkamp
(952) 224-8110
hheitkamp@wirelessronin.com